                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-15428


                                PXRE Corporation
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         399 Thornall Street, 14th Floor, Edison, NJ 08837, 732-906-8100
         ---------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
         ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
         ---------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]                   Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)   [ ]                   Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]                   Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)   [ ]                   Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)    [x]

         Approximate number of holders of record as of the certification or
notice date:             1
               -------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934 PXRE Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 18, 1999                BY: /s/ JAMES F. DORE
                                          ______________________________________
                                          James F. Dore
                                          Executive Vice President
                                          and Chief Financial Officer